Exhibit 4.62

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED PROMISSORY NOTE

Principal Amount: not to exceed $549,000	Dated as of March 7, 2023
(the “Amendment Date”)

SMX (Security Matters) Public Limited Company (f/k/a Empatan Public Limited Company), a public limited company organized under the laws of Ireland (the “Maker” or “Company”), promises to pay to the order of Lionheart Management, LLC and Lionheart Equities, LLC or its assigns or successors in interest (the “Payee”) the principal sum of Five Hundred and Forty Nine Thousand Dollars ($549,000.00) plus interest in lawful money of the United States of America, on the terms and conditions described below. All payments on this Amended and Restated Promissory Note (“Note”) shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

This Note amends and restates that certain Promissory Note dated [ ] (the “Original Note”), executed by Lionheart III Corp (“Lion”) in favor of the Payee, in the original aggregate principal amount of $549,000, to reflect the assumption of all rights and responsibilities of Lion by the Maker. All references to the Maker herein shall be to SMX (Security Matters) Public Limited Company.

1.	Principal. The Payee has made advances to Maker under this Note in the amount of Five Hundred and Forty Nine Thousand Dollars ($549,000.00).

2.	Interest. Interest shall accrue on the unpaid principal balance of this Note from the Amendment Date at the rate of 10% per annum, payable quarterly in arrears, which may, at the option of the Payee, be waived in lieu of additional Bonus Warrants at a price of $0.10 per Bonus Warrant.

3.	Maturity Date: This Note shall mature and become immediately due and payable on the earlier of (a) March 31, 2024; (b) the payment of any of the certain bridge loans (the “Bridge Loans”) by and between the Maker and (i) Journee Investments, (ii) Afik Investments, (ii) 33 Capital/Ohad Betzaig, (iv) Amos Rabber, (v) Alberto Morales, (vi) Boon Hui Khoo, (vii) Bassat Investment, (viii) Harold Charles Mitchell Investment, (ix) Mulloway Investment, (x) PMB Partners LP, (xi) MHM Fasteners Ltd. (xii) Kyle Hoffman or (xiii) Kimea; and (c) a Change of Control.

4.	Redeemable Warrants. In connection with the entry into this Note, the Payee shall receive Common Stock Purchase Warrants (the “Redeemable Warrants”) to purchase up to an aggregate of 100,000 ordinary shares of the Maker’s common stock. The Redeemable Warrants shall be issued in an amount equal to 1.00% of the principal amount of this Note and have a term of five years from the date hereof. The exercise price of the Redeemable Warrants and the number of shares subject thereto shall be subject to adjustment to account for any stock splits, stock dividends, reverse stock splits, and similar events. The Exercise Price of the Redeemable Warrants shall be $11.50, subject to the adjustment provisions contained in the Maker’s public warrants. Half of the Redeemable Warrants shall be redeemable at the option of the Payee on a non-cumulative basis during the 30 days following each of the first and second anniversaries of the date hereof for $5.00 per warrant share; provided that at the option of the Payee, the Maker may satisfy any or each such redemption through the issuance of shares of the Maker’s Common Stock at a 20% discount to the 20 trading day volume weighted average price preceding each such anniversary.

5.	Bonus Warrants. In connection with the entry into this Note, the Payee shall receive Common Stock Purchase Warrants (the “Bonus Warrants”) to purchase up to an aggregate of 5,000 ordinary shares of the Maker’s common stock. The Bonus Warrants shall be issued in an amount equal to 0.5% of the the principal amount of this Note and have a term of five years from the date hereof. The exercise price of the Bonus Warrants and the number of shares subject thereto shall be subject to adjustment to account for any stock splits, stock dividends, reverse stock splits, and similar events. The Exercise Price of the Bonus Warrants shall be $11.50, subject to the adjustment provisions contained in the Maker’s public warrants. The Bonus Warrants shall have the same redemption and reorganization provisions contained in the Maker’s public warrants.

6.	Registration Rights. Within thirty (30) calendar days after the consummation of the Business Combination, the Company will file with the Securities and Exchange Commission (at the Company’s sole cost and expense) a registration statement to register under and in accordance with the provisions of the Securities Act, the resale of all Registrable Securities on Form S-3, Form F-3, Form S-1 or Form F-1, as applicable.

“Registrable Securities” means, as of any date of determination, the securities issuable upon exercise of the Redeemable Warrants and the Bonus Warrants (collectively, the “Warrant Shares”) and any other equity security issued or issuable with respect thereto by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) two (2) years from the date hereof, (B) the date all Registrable Securities held by Payee may be sold by Payee without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (C) the date on which such securities have actually been sold by Payee, or (D) when such securities shall have ceased to be outstanding.

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7.	Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges, then to the payment in full of any interest and finally to the reduction of the unpaid principal balance of this Note.

8.	Priority. All obligations under this Note shall be secured by a first priority security interest in FIFTY THOUSAND (50,000) shares of True Gold Consortium PTY Ltd. ACN 641 483 374 (the “Collateral”) shared pro rata with the Bridge Loan Parties. Except as described in Section 9 hereof, Maker hereby represents and warrants that the Collateral is free and clear from any other pledge or other encumbrance, other than the obligations described in the Constitution of True Gold Consortium PTY Ltd. and will remain so for so long as they are pledged to Payee.

9.	Senior Status of Note. The obligations of the Maker under this Note shall be senior to all other existing indebtedness and equity of the Maker. The Note shall be pari passu with up to $5 million aggregate principal amount of the Bridge Loans (together with this Note, the “Senior Notes”). Upon any Event of Default, the Payee will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any indebtedness of the Maker junior to the Senior Notes or any class of capital stock of the Maker, an amount equal to the principal amount plus all accrued and unpaid interest thereon and any and all other amounts due hereunder.

10.	Conversion Right. Subject to the terms and conditions of this Note, on the date hereof, the Payee shall have the right to convert this Note and all of the rights, covenants, agreements and obligations set forth herein, including but not limited to all outstanding principal and any interest accrued and unpaid on the principal, into a number of fully paid and non-assessable restricted shares of the common stock of the Maker (the “Conversion Shares”), based on a conversion price equal to a 20% discount to the closing price of Lion’s Class A Common Stock on the date of this Note. Upon such conversion, the Payee shall not have any interest in or title to this Note and all obligations under this Note and any security interests relating thereto shall cease and be of no further force or effect. Any election to convert this Note in accordance with the terms and conditions of this Section 10, shall be made by written notice (which may be e-mail notice) to the Maker on such date.

11.	Warrant Exchange. Subject to the terms and conditions of this Note and notwithstanding anything to the contrary in the Redeemable Warrants and Bonus Warrants (collectively, the “Warrants”), on the date hereof, the Payee shall have the right to exchange the Warrants for one (1) fully paid and non-assessable restricted share of the common stock of the Maker for every two (2) such Warrants so exchanged (the “Exchange Shares”), at which time the Payee shall not have any interest in or title to the Warrants and all obligations under the Warrants shall cease and be of no further force or effect. Any election to exchange the Warrants in accordance with the terms and conditions of this Section 11, shall be made by written notice (which may be e-mail notice) to the Maker on the date hereof.

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12.	Issuance of Shares. Upon any election by the Payer pursuant to Section 10 and/or Section 11 above, (a) if applicable, this Note will be cancelled on the books and records of the Maker and Security Matters Limited, and the Payee shall only have the right to receive the Conversion Shares pursuant to Section 10 above, (b) if applicable, the Warrants will be terminated and cancelled on the books and records of the Maker and Security Matters Limited, and the Payee shall only have the right to receive the Exchange Shares pursuant to Section 11 above and (c) to the extent of any such conversion and/or exchange, the Maker shall promptly (but in no event more than five (5) business days) after the date hereof, deliver or cause to be delivered to the Payee, in the name of the Payee, a stock certificate (or evidence from the transfer agent of book-entry shares) representing the Conversion Shares and/or Exchange Shares, as the case may be, with such restrictions on transferability as may be required under applicable law.

13.	Lock-Up. In the event of any election by the Payee pursuant to Section 10 and/or Section 11 above, during the period commencing on the date of issuance of any Conversion Shares and/or Exchange Shares and continuing through the close of trading on the Nasdaq Stock Market on the six (6) month anniversary of the Trigger Date, Payee agrees, directly or indirectly, on behalf of itself and each affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended), that it will not, and will cause each of its affiliates not to, (a) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, any of such Conversion Shares and/or Exchange Shares (collectively the “Lock-Up Securities”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (a) or (b) is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (c) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (d) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. Payee also agrees and consents to the entry of stop transfer instructions with the Maker’s transfer agent and registrar against the transfer of such Lock-Up Securities except in compliance with the foregoing restrictions.

For purposes of this Section 13, “Trigger Date” means the later of the date upon which YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), advances to the Maker (i) the first pre-paid advance in the amount of $1,500,000 and (ii) the second pre-paid advance in the amount of $2,00,000; pursuant to that Reciprocal Standby Equity Purchase Agreement dated as of February 23, 2023, by and between the Investor and Lion.

14.	Covenants. For so long as this Note is outstanding:

(a)	Sale of Collateral; Liens. From the date hereof until the full release of the security interest in the Collateral, (i) the Maker shall not sell, lease, transfer or otherwise dispose of any of the Collateral; and (ii) (A) the Maker shall not, directly or indirectly, create, permit or suffer to exist any lien, security interest or other encumbrance on the Collateral, except as otherwise described in this Note and (B) the Maker shall defend the Collateral against and take such other action as is necessary to remove, any lien, security interest or other encumbrance on the Collateral.

(b)	Restricted Payments. The Maker shall not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock or equivalent interest (or any right or option to purchase any of the foregoing), whether in cash or property or obligations of the Maker (collectively, “Restricted Payments”).

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(c)	Notice of Negotiations. Subject to applicable law, rules, and regulations, the Maker shall give the Payee prompt written notice upon entering into any negotiations related to a transaction that is reasonably likely to result in a Change of Control. Without limiting the generality of the foregoing, the Maker shall give the Payee written notice of its intent to enter into an agreement that would result in a Change of Control no later than ten days prior to the execution of any such agreement.

“Change of Control” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company, other than the Business Combination, with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any “going private” transaction under Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1943, as amended (the “Exchange Act”) or tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act for 50% or more of the Maker’s Ordinary Shares), (ii) any person (as defined in Section 13(d), or similar securities laws of the applicable jurisdictions, of the Exchange Act, together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company’s voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company’s Board of Directors immediately prior to such replacement, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis.

“Business Combination” means the business combination by and among the Company, Lion, Security Matters Limited and Aryeh Merger Sub, Inc. pursuant to that certain business combination agreement dated July 26, 2022.

(d)	Notice of Business Combination. The Maker shall give the Payee written notice of the Business Combination within three (3) Business Days of the closing thereof.

15.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal or interest of this Note when due and payable.

(b)	Final Judgments. Any final judgment against Make or any of its subsidiaries in excess of $1,000,000 not discharged or stayed after applicable cure periods.

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(c)	Voluntary Liquidation, Etc. The commencement by Maker or any of its subsidiaries of a proceeding relating to its or their bankruptcy, insolvency, reorganization, rehabilitation or other similar action, or the consent by it to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Maker or any of its subsidiaries or for any substantial part of its property, or the making by Maker or any of its subsidiaries of any assignment for the benefit of creditors, or the failure of Maker or any of its subsidiaries generally to pay their debts as such debts become due, or the taking of corporate action by Maker or any of its subsidiaries in furtherance of any of the foregoing.

(d)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker or any of its subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or similar law, for the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Maker, or any of its subsidiaries, or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

(e)	Bridge Loans. An Event of Default under any of the Bridge Loans.

16.	Remedies Upon an Event of Default. Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within three (3) Business Days of the occurrence of such Event of Default, notify the Payee of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 15 hereof under which such Event of Default has occurred. If an Event of Default shall have occurred and shall be continuing, the Payee of this Note may at any time declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker. No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the rights of the Payee. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute, in the Share Pledge, or otherwise.

“Share Pledge” means that certain Share Pledge dated as of even date herewith, between Maker and Payee granting a security interest in the Collateral.

17.	Guarantee. Lion and Security Matters Limited (collectively, the “Guarantors”) hereby jointly and severally guarantee the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the amounts due under this Note. The Guarantors hereby jointly and severally agree that if the Maker shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the amounts due under this Note, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the amounts due under this Note, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

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18.	Enforcement Expenses. The Maker agrees to pay all costs and expenses of enforcement of this Note and all costs and expenses incurred during any workout, restructuring or negotiations in respect of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

19.	Remedies.

(a)	Upon the occurrence of an Event of Default specified in Section 4(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

20.	Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

21.	Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

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22.	Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, or (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

SMX (Security Matters) Public Limited Company

Mespil Business Centre

Mespil House

Sussex Road

Dublin 4

D04 T4A6

Attention: Haggai Alon

Email: haggai@securitymattersltd.com

If to Payee:

Lionheart Equities, LLC

200 W. Cypress Creek Road, Suite

500 Fort Lauderdale, FL 33309

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date reflected on a signed delivery receipt, or (iii) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

23.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

24.	Jurisdiction. The courts of the State of New York have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the courts of State of New York.

25.	Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

26.	MFN. Notwithstanding any other provision in this Note, the Maker hereby represents, warrants and agrees that the terms and conditions offered to the Payee under this Note are at least as favorable to the terms and conditions offered to the parties to the Bridge Loans (each a “Bridge Loan Party”) and in no event shall the Maker consent to or permit any term or condition of any Bridge Loan to be more favorable to such Bridge Loan Party than those of the Payee under this Note.

If the Company enters into a subsequent financing (other than standard commercial credit arrangements) with any third party on terms that are more favorable to such third party than the terms of this Note and the warrant issued in connection herewith, this Note and such warrant may together be exchanged, for no additional consideration, for securities in such subsequent financing issuable upon an investment of the then outstanding principal amount of this Note.

27.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

28.	Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

29.	Further Assurance. The Maker shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Payee may from time to time require as may be necessary to give full effect to this Promissory Note.

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed on the day and year first above written.

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Doron Afik
Name:	Doron Afik
Title:	Attorney

[Signature Page to Promissory Note]